EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES
CONTRACT FOR THE ATWOOD MAKO

Houston, Texas
March 22, 2012

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., announced today that one of its subsidiaries has been awarded a contract by Salamander Energy (Bualuang) Limited, for the newbuild jackup Atwood Mako. The day rate for work offshore Thailand will be $145,000 and the award is for a firm duration of 12 months.  The Atwood Mako is currently under construction with PPL Shipyard PTE LTD in Singapore and will have a rated water depth of 400 feet, accommodations for 150 personnel and significant offline handling features.  Contract commencement is expected in direct continuation of shipyard delivery, currently anticipated to be September 2012.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns ten mobile offshore drilling units located in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol "ATW".

Contact: Mark L. Mey

(281) 749-7902